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                                                                EXHIBIT 7(b) ii

                       AMENDMENT TO FACULTATIVE AGREEMENT

On September 1,1991, Century Life of America (now "CUNA Mutual Life Insurance Company") and General American Life Insurance Company (now "RGA Reinsurance Company") entered into a Facultative Agreement.

On December 31, 2007, CUNA Mutual Life Insurance Company will merge into CUNA Mutual Insurance Society.

The parties agree that, effective December 31, 2007; (a) CUNA Mutual Life Insurance Company assigns the Facultative Agreement to CUNA Mutual Insurance Society, and (b) all references to "CUNA Mutual Life Insurance Company" or "Century Life of America" in the Facultative Agreement will be changed to "CUNA Mutual Insurance Society."

The parties also agree that all references to General American Life Insurance Company or Saint Louis Reinsurance Company in the Facultative Agreement shall be changed to "RGA Reinsurance Company."

Agreed to and accepted:

CUNA Mutual Insurance Society           RGA Reinsurance Company


By: /s/ Steven R. Suleski               By: /s/ Larry J. Shorey
    ---------------------------------       ------------------------------------
Name: Steven R. Suleski                 Name: LARRY J. SHOREY
Title: VP, Associate General Counsel    Title: Sales VP
Date: 12/12/07                          Date: 12/1l/07